Exhibit 99.1

Community Valley Bancorp Reports Strong Third Quarter 2005 Earnings

(Chico, CA 10/18/05) - Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced its financial results for the third quarter ended September 30, 2005.

Third Quarter 2005 Highlights:

•                  Net income of $2,159,000 representing a 35.4% increase over the third quarter of 2004

•                  Diluted earnings per share of $0.28 a 33.3% increase over the third quarter of 2004

•                  Loans up 19.1% since September 30, 2004

•                  No Non-performing assets

Keith Robbins, Chief Executive Officer, commented, “We are very pleased with our third quarter results.  The 35.4% increase in year-over-year quarterly earnings was driven by the 19.1% growth in loans and the favorable impact of the rising interest rate environment.  Deposits also continued their solid growth, increasing 17.6%.” Robbins continued – “We opened our thirteenth branch, in downtown Redding on September 6, 2005 converting the existing loan production office to a full service branch.  The conversion demonstrates the Bank’s commitment to the Redding community and we are looking forward to expanding our customer base in this area.  We also broke ground on our new Red Bluff office on August 16, 2005. Once complete we will relocate our existing operation from its current leased site. The new building will be 7,200 square feet with the bank utilizing 4,200 square feet and two 1,500 square foot suites that will be leased.”

Third quarter net income of $2,159,000 represents an increase of 35.4% over the same period in 2004. Diluted earnings per share were $0.28 in the third quarter of 2005, compared to $0.21 in the third quarter of 2004.

For the nine months ended September 30, 2005 net income of $5,343,000 represents an increase of 28.8% over the same period in 2004. For the nine months ended September 30, 2005 diluted earnings per share were $0.70, an increase of 27.3% over the same period in 2004. The 2004 amounts have been restated for the two-for-one stock split in May 2005.

The Company’s third quarter annualized return on average assets (ROA) improved from 1.51% in the third quarter of 2004 to 1.73% in 2005 and return on average equity (ROE) improved from 19.18% in the third quarter of 2004 to 21.82% in 2005. On a year to date basis ROA improved from 1.35% in 2004 to 1.52% in 2005 and ROE improved from 17.30% to 19.14%.

For the third quarter, the net interest margin increased 52 basis points to 6.42% from 5.90% and net interest income increased by $1,657,000 to $7,178,000, representing a 30.0% increase over the same quarter last year. This increase in net interest income was the result of the positive impact of the rising interest rates on the net interest margin and the significant growth in earning assets. On a year to date basis, net interest income increased by $4,601,000, or 30.7%, to $19,590,000 over the same period in 2004.

For the third quarter of 2005, non-interest income increased $600,000 to $1,966,000, representing a 43.9% increase over the same period in 2004. On a year to date basis, non interest income increased by $1,082,000, or 26.1%, to $5,231,000 over the same period in 2004. The increase primarily relates to service charges, fees and other income associated with the increased activity from the growth of the Bank.

For the third quarter of 2005, non-interest expense increased $1,323,000 to $5,355,000, representing a 32.8% increase over the same period in 2004. On a year to date basis, non- interest expense increased by $3,593,000, or 31.1%, to $15,160,000 over the same period in 2004. The increase primarily relates to salaries, benefits, occupancy and other expense associated with the four new branches opened since June of 2004 to support the growth and profitability of the Bank.

The Company continues to experience strong balance sheet growth with total assets increasing $78,021,000, or 18.4%, from $423,177,000 as of September 30, 2004 to $501,198,000 at September 30, 2005.  Deposits grew similarly over the same period increasing $65,783,000, or 17.6%, from $374,817,000 at September 30, 2004, to $440,600,000 at September 30, 2005.  Loans, net of allowance for loan losses, increased $65,059,000, or 19.1% from $341,421,000 at September 30, 2004, to $406,480,000 at September 30, 2005.

Asset quality remains strong with no non-performing assets as of September 30, 2005 compared to 0.03% of total loans at September 30, 2004.  By comparison the industry average was 0.68% of total loans for the Company’s peer group, based on data provided as of December 31, 2004.  Charged-off loans were $9,000, or 0.002% of outstanding loans, for the nine month period ended September 30, 2005 compared to net charged-off loans of $5,000 for the nine month period ended September 30, 2004.

Community Valley Bancorp

Financial Highlights

Third Quarter Comparison

September 30, 2005

THIRD QUARTER	QTR 2005	QTR 2004	CHANGE	% CHANGE

NET INCOME	$2,159,000	$1,594,000	$565,000	35.4%

DILUTED EARNINGS PER SHARE(1)	$0.28	$0.21	$0.07	33.3%

RETURN ON ASSETS (ROA)	1.73%	1.51%	0.22%	14.6%

RETURN ON EQUITY (ROE)	21.82%	19.18%	2.64%	13.8%

Community Valley Bancorp

Financial Highlights

Year to Date Comparison

September 30, 2005

YEAR TO DATE	YTD 2005	YTD 2004	CHANGE	% CHANGE

NET INCOME	$5,343,000	$4,147,000	$1,196,000	28.8%

DILUTED EARNINGS PER SHARE(1)	$0.70	$0.55	$0.15	28.7%

RETURN ON ASSETS (ROA)	1.52%	1.35%	0.17%	12.6%

RETURN ON EQUITY (ROE)	19.14%	17.30%	1.84%	10.6

AT PERIOD END	September 30, 2005	September 30, 2004	CHANGE	% CHANGE

TOTAL ASSETS	$501,198,000	$423,177,000	$78,021,000	18.4%

TOTAL DEPOSITS	$440,600,000	$374,817,000	$65,783,000	17.6%

TOTAL LOANS	$406,480,000	$341,421,000	$65,059,000	19.1%

LOAN LOSS RESERVE TO LOANS(2)	1.14%	1.13%	.01%	.88%

TOTAL NONPERFORMING LOANS	$0	$89,000	$(89,000)	(100.00)%

SHAREHOLDERS’ EQUITY	$39,704,000	$33,378,000	$6,326,000	19.0%

BOOK VALUE PER SHARE(1)	$5.38	$4.59	$.79	17.2%

TOTAL CAPITAL TO ASSETS	7.92%	7.89%	0.03%	.38%

TOTAL RISK BASED CAPITAL RATIO	11.84%	12.58%	(0.74)%	(5.9)%

(1) Restated for the 2-for-1 stock split in May 2005

(2) Net of reserve for unfunded commitments on September 30, 2005

Other Information and Disclaimers

Community Valley Bancorp is the holding company for Butte Community Bank and Community Valley Bancorp Insurance Agency, LLC which was formed in December 2004 to provide a full service insurance agency.  Butte Community Bank operates seven full-service branches in four Butte County communities, one full-service branch in Sutter County, two full-service branches in Tehama County, one full-service branch in Yuba County, one full-service branch in Colusa County, one full-service branch in Shasta County, one Loan Production office in Sacramento County, and one Loan Production office in Butte County.  The Bank provides a full range of banking services to individuals and various-sized businesses in the communities we serve.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.